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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
        Suspension of Duty to file Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934

                                                 Commission File Number: 0-20040

                              THE KRYSTAL COMPANY
            (Exact name of registrant as specified in its charter)

                             The Krystal Building
                               One Union Square
                         Chattanooga, Tennessee 37402
                                (423) 757-1535
                                (800) 458-5912
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK WITHOUT PAR VALUE
           (Title of each class of securities covered by this Form)

                                     NONE
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6            [ ]
        Rule 12h-3(b)(1)(i)  [ ]

        Approximate number of holders of record as of the certification or notice date: ONE

        Pursuant to the requirements of the Securities Exchange Act of 1934 The Krystal Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       THE KRYSTAL COMPANY

DATE: February 5, 1998                 By: /s/ Philip H. Sanford
                                           ---------------------
                                           Philip H. Sanford
                                           Chairman and Chief Executive Officer